EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8319	(616) 878-2830

Spartan Stores' Fourth-Quarter Operating Earnings Increase Nearly 19 Percent;
Ninth Consecutive Quarter of Double-Digit Growth and Record Fiscal 2008 Earnings

Annual EBITDA Increases 19 Percent to $92 million

GRAND RAPIDS, MICHIGAN - May 14, 2008-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and fiscal year ended March 29, 2008.

Fourth-Quarter Results

Consolidated net sales for the 12-week fourth quarter reached a six-year high, increasing 9.7 percent to $570.7 million from $520.1 million in last year's 13-week fourth quarter, which included net sales of $39.3 million related to the extra week of sales last year. Excluding the extra week of sales in last year's fourth quarter, consolidated net sales improved 18.7 percent. The net sales improvement was due primarily to the acquisition of Felpausch stores, supermarket comparable store sales growth of 5.2 percent and incremental distribution sales to new and existing customers.

Fourth-quarter operating earnings increased 18.7 percent to $15.2 million from $12.8 million in the corresponding period last year, which included operating earnings of $2.8 million related to the extra week of sales last year. Adjusting for the extra week of sales last year, fourth-quarter operating earnings improved 51.2 percent. The operating earnings improvement was primarily attributable to continued sales growth and improved gross margin rates in the Company's distribution business segment. The fourth quarter also includes a non-cash pretax LIFO inventory valuation charge of $1.4 million due to rising commodity costs compared to a LIFO credit of $0.6 million recorded last year.

"We are very pleased with our ability to achieve consistent sales and profit growth, as well as market share gains," stated Craig C. Sturken, Spartan Stores' Chairman and Chief Executive Officer. "Adjusting for the extra week of sales last year, our fourth-quarter operating earnings improved considerably, making this our ninth consecutive quarter of double-digit year-to-year growth. On an adjusted basis, net sales also grew by double digits, marking the eighth consecutive quarter of sales improvement."

Fourth-quarter earnings from continuing operations increased 14.7 percent to $7.8 million, or $0.36 per diluted share, from $6.8 million, or $0.32 per diluted share in the same period last year. Last year's fourth quarter included a pretax gain of $0.5 million from the sale of real estate.

Results of the Company's Pharm retail stores have been reclassified to discontinued operations for all periods presented due to the pending sale of these locations. The fourth-quarter results include earnings from discontinued operations of $0.3 million (including earnings of $0.4 million from Pharm operations), or $0.01 per diluted share, on sales of $27.9 million compared with net earnings from discontinued operations of $0.5 million (including earnings of $0.7 million from Pharm operations), or $0.02 per diluted share on sales of $39.4 million in the same period last year.

Net earnings for the 12-week fiscal 2008 fourth quarter reached $8.1 million, or $0.37 per diluted share, compared with $7.2 million, or $0.34 per diluted share, in the 13-week fiscal 2007 fourth quarter.

Fourth-quarter gross margin increased 60 basis points to 20.9 percent compared with 20.3 percent in last year's fourth quarter. The increase was due primarily to a shift in sales mix between the distribution and retail segments, partially offset by growth in lower margin fuel sales.

Fourth-quarter operating expenses increased to $104.2 million, or 18.3 percent of sales, compared with $92.7 million, or 17.8 percent of sales in the same quarter last year. The increase in operating expenses as a percentage of sales was due primarily to the higher operating cost structure associated with the acquired retail operations and absence of the expense leverage associated with the extra week of sales in last year's fourth quarter.

Reporting Segments

Distribution Segment

Net sales in the distribution segment increased 1.2 percent to $297.4 million from $293.8 million in the same period last year. The extra week in last year's fourth quarter added $22.9 million to net distribution sales. Adjusting for the extra week last year, net distribution sales increased 9.8 percent for the quarter. The sales increase was due primarily to new accounts, as well as an increase in sales to existing customers and the impact of the early Easter holiday this year. Distribution sales increased despite the reclassification of $23.0 million in distribution sales to the acquired Felpausch stores and the 53rd week in fiscal 2007.

Operating earnings for the segment increased 17.6 percent to $10.9 million from $9.3 million in the same period last year due to higher sales volumes and improved margins. The margin rate improvement was driven by the elimination of sales to the acquired Felpausch stores, enhanced purchasing opportunities and more efficient promotion management, partially offset by an increase in the LIFO inventory valuation charge and less fixed cost leverage related to the extra sales week last year. Last year's extra week of sales contributed $1.2 million to operating earnings. Adjusting for the extra week last year, operating earnings increased 34.9 percent. This year's fourth quarter included a non-cash pretax LIFO inventory valuation charge of $1.4 million compared to a LIFO credit provision of $0.9 million in the same period last year.

Retail Segment

Fourth-quarter retail net sales increased 20.8 percent to $273.4 million from $226.3 million in the same period last year. The sales increase was due primarily to incremental sales from the acquired Felpausch retail stores, strong comparable store sales growth of 5.2 percent (excluding fuel center sales and the extra week of sales last year) and incremental fuel center sales. The comparable store sales growth was the result of the Company's ongoing capital investment program, including store remodels and a store relocation completed during the third quarter and the early Easter holiday this year. These sales gains were partially offset by the absence of the extra week of sales in last year's fourth quarter, which contributed $16.4 million in sales.

Retail operating earnings increased 21.7 percent to $4.3 million from $3.5 million in the same period last year due to the incremental sales volumes and related expense leverage, partially offset by the effect of the extra week in last year's fourth quarter, which contributed $1.6 million in operating earnings, and lower pharmacy sales.

Balance Sheet

Outstanding long-term debt (including current maturities) as of March 29, 2008 was $154.4 million compared with $108.8 million at March 31, 2007, due primarily to the Felpausch acquisition. Long-term debt outstanding declined $29.2 million from the $183.6 million balance at January 5, 2008 due to the Company's increased profitability, improved cash from operations and seasonality.

Fiscal 2008 Results

Consolidated net sales for fiscal 2008's 52-week year rose 12.3 percent to $2.5 billion from $2.2 billion for the corresponding 53-week period last year. The net sales increase was primarily the result of the Felpausch retail acquisition, comparable store sales growth of 3.4 percent, fuel center sales growth and additional sales to new and existing distribution customers.

Fiscal 2008 operating earnings improved 26.6 percent to $61.6 million from $48.7 million in the same period last year. Adjusting for the $2.8 million of operating profit associated with the extra week of sales last year, annual operating profit increased 34.2 percent. The improvement was primarily the result of higher sales volumes, the capital investment program and acquisition related synergies.

"We also reached another financial milestone this year by achieving annual Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of more than $92 million, an increase of 19 percent above last year," continued Mr. Sturken. "These results are a consequence of leveraging our retail acquisitions, investing prudently in store remodels, products and services that enhance our customers' shopping experience, and continually investing in our distribution network. During the past two years, we have invested nearly $85 million in capital improvements that have strengthened our retail and distribution market positions and helped improve our investment returns despite the challenging economic environment."

This year's operating earnings included an increase in the pretax, non-cash LIFO inventory valuation charge of $2.3 million due to rising commodity costs, $1.3 million of pretax promotional and start-up costs associated with the Company's store remodels and store relocation activity and $0.6 million in pretax charges associated with start-up costs at the Felpausch retail stores. Fiscal 2007 included net pretax charges totaling $4.5 million for asset impairment and exit costs from two closed retail stores, and $1.1 million in training and start-up costs associated with the D&W acquisition, partially offset by a $1.3 million pretax benefit related to favorable insurance reserve adjustments and a $0.5 million gain on the sale of real estate.

Net earnings for fiscal 2008 include earnings from discontinued operations of $1.8 million (including earnings of $1.5 million from Pharm operations), or $0.08 per diluted share, on sales of $139.2 million compared with earnings from discontinued operations of $1.0 million (including earnings of $1.4 million from Pharm operations), or $0.05 per diluted share, on sales of $164.2 million last year.

Net earnings for the year increased 36.4 percent to $34.3 million, or $1.58 per diluted share, from $25.2 million, or $1.18 per diluted share in fiscal 2007.

Outlook

"Fiscal 2008 has been a busy year marked by record financial results, continued business expansion and achievement of significant milestones in the growth phase of our business plan. During the past year, we established goals of improving our distribution operations and expanding its reach geographically, upgrading our retail store base, expanding our fuel center operations, and strengthening our market share. We have successfully achieved each of these goals during fiscal 2008," said Mr. Sturken.

"Our ongoing success has been achieved by consistently satisfying consumer needs, developing strategies that are effective against the competitive market forces and the challenging economic climate, and knowing how to use our core organizational strengths to make the most of the available growth opportunities.

"During fiscal 2009, we will continue to look for growth opportunities in our existing and adjacent markets. We will also continue to execute our expanded capital investment program. While the majority of these investments will be directed toward our Felpausch retail stores in order to bring them up to their performance potential, we will also invest in key Family Fare, D&W Fresh Markets and Glen's Markets store locations where we believe favorable market growth opportunities exist. During fiscal 2009, we expect to complete major remodels at a total of seven retail stores and develop two or three new "fill in" or replacement stores. We will also continually evaluate and rationalize the performance of each store in our retail network to ensure an optimal overall market performance. In addition, we expect to open approximately five fuel centers during the year.

"Our capital investment program produced the favorable sales gains and market share trends that we were anticipating in fiscal 2008. As our D&W Fresh Market and Felpausch Food Center stores' marketing and merchandising programs are further refined during fiscal 2009, we expect to achieve additional profitability improvements," continued Mr. Sturken.

"We remain committed to further improving our distribution network efficiency, improving our inventory management practices and providing even better service levels to our valued customers. Moreover, we believe that additional distribution business expansion opportunities remain.

"We expect comparable retail store sales to increase in the low to mid single digits during fiscal 2009, excluding the effect of the Easter holiday, which was included in both the first and fourth quarters of fiscal 2008, but will not be in either quarter during fiscal 2009.

"In fiscal 2009, we expect to complete major remodels on three stores in the first quarter, two additional stores in the second quarter and finish two more stores in the third quarter. Our capital expenditures for fiscal 2009 are expected to range from $60 million to $65 million. Depreciation and amortization should be approximately $26 million to $29 million and interest expense should be approximately $11 million. In addition, the recently enacted change in the Michigan tax law is expected to increase our state tax expense by approximately $1.2 million annually," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's fourth-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 15, 2008. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 84 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and Felpausch Food Centers.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "goal", "opportunity", "outlook", "plan", "potential", or "strategy" that an event or trend "may," "should," or "will" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result, or is

"confident" seeks to "ensure" that an event will occur. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired and remodeled stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, control expenses, realize efficiencies, implement plans and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
	Mar. 29, 2008	Mar. 31, 2007	Mar. 29, 2008	Mar. 31, 2007

Net sales	$570,731	$520,063	$2,476,822	$2,206,270
Cost of sales	451,287	414,517	1,981,854	1,774,816
Gross margin	119,444	105,546	494,968	431,454

Operating expenses
Selling, general and administrative	98,227	87,788	409,565	357,878
Asset impairments and exit costs	-	-	-	4,464
Depreciation and amortization	5,993	4,936	23,781	20,446
Total operating expenses	104,220	92,724	433,346	382,788

Operating earnings	15,224	12,822	61,622	48,666

Other income and expenses
Interest expense	2,504	2,882	11,133	12,132
Other, net	44	(534)	(287)	(647)
Total other income and expenses	2,548	2,348	10,846	11,485

Earnings before income taxes and discontinued
operations	12,676	10,474	50,776	37,181
Income taxes	4,889	3,683	18,265	13,013

Earnings from continuing operations	7,787	6,791	32,511	24,168

Earnings from discontinued operations, net of taxes	299	452	1,795	992

Net earnings	$8,086	$7,243	$34,306	$25,160

Basic earnings per share:
Earnings from continuing operations	$0.37	$0.32	$1.53	$1.15
Earnings from discontinued operations	0.01	0.02	0.08	0.05
Net earnings	$0.38	$0.34	$1.61	$1.20

Diluted earnings per share:
Earnings from continuing operations	$0.36	$0.32	$1.50	$1.13
Earnings from discontinued operations	0.01	0.02	0.08	0.05
Net earnings	$0.37	$0.34	$1.58	$1.18

Weighted average number of shares outstanding:
Basic	21,328	21,078	21,275	20,913
Diluted	21,669	21,570	21,668	21,408

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 29, 2008	Mar. 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$19,867	$12,063
Accounts receivable, net	59,885	45,347
Inventories	113,078	106,854
Other current assets	17,044	17,336
Property and equipment held for sale	2,404	3,595
Total current assets	212,278	185,195

Other assets
Goodwill, net	186,531	142,888
Other, net	28,143	16,203
Total other assets	214,674	159,091
Property and equipment, net	183,185	143,213
Total assets	$610,137	$487,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$112,899	$93,729
Accrued payroll and benefits	35,723	33,367
Other accrued expenses	23,003	19,503
Current portion of exit costs	9,280	8,889
Current maturities of long-term debt and capital lease
obligations	10,874	2,494
Total current liabilities	191,779	157,982

Long-term liabilities
Other long-term liabilities	41,291	26,621
Exit costs	26,847	23,814
Long-term debt and capital lease obligations	143,574	106,341
Total long-term liabilities	211,712	156,776

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized;
21,909 and 21,658 shares outstanding	130,718	126,447
Preferred stock, no par value, 10,000 shares authorized; no
shares outstanding	-	-
Accumulated other comprehensive (loss) income	(1,142)	126
Retained earnings	77,070	46,168
Total shareholders' equity	206,646	172,741
Total liabilities and shareholders' equity	$610,137	$487,499

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year-to-Date
	(52 weeks)	(53 weeks)
	Mar. 29, 2008	Mar. 31, 2007
Net cash provided by operating activities	$67,777	$58,594

Net cash used in investing activities	(87,946)	(77,639)

Net cash provided by financing activities	21,940	20,370

Net cash provided by discontinued operations	6,033	3,083

Net increase in cash and cash equivalents	7,804	4,408

Cash and cash equivalents at beginning of period	12,063	7,655

Cash and cash equivalents at end of period	$19,867	$12,063

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
	Mar. 29, 2008	Mar. 31, 2007	Mar. 29, 2008	Mar. 31, 2007
Retail Segment:

Net Sales	$273,377	$226,304	$1,192,523	$968,191
Operating Earnings	$4,313	$3,544	$26,941	$20,224

Distribution Segment:

Net Sales	$297,354	$293,759	$1,284,299	$1,238,079
Operating Earnings	$10,911	$9,278	$34,681	$28,442

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(In thousands)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
	Mar. 29, 2008	Mar. 31, 2007	Mar. 29, 2008	Mar. 31, 2007
Retail Segment:
Operating earnings	$4,313	$3,544	$26,941	$20,224
Plus:
Depreciation and amortization	4,191	3,052	16,139	12,609
Provision for asset impairments and exit costs	-	-	-	4,464
Michigan Single Business Tax expense	-	10	177	275
Other non-cash charges	97	319	955	961
EBITDA	$8,601	$6,925	$44,212	$38,533

Distribution Segment:
Operating earnings	$10,911	$9,278	$34,681	$28,442
Plus:
Depreciation and amortization	1,802	1,884	7,642	7,837
Provision for asset impairments and exit costs	-	-	-	-
Michigan Single Business Tax expense	-	149	1,036	1,150
Other non-cash charges	2,137	(522)	4,753	1,506
EBITDA	$14,850	$10,789	$48,112	$38,935

Consolidated:
Operating earnings	$15,224	$12,822	$61,622	$48,666
Plus:
Depreciation and amortization	5,993	4,936	23,781	20,446
Provision for asset impairments and exit costs	-	-	-	4,464
Michigan Single Business Tax expense	-	159	1,213	1,425
Other non-cash charges	2,234	(203)	5,708	2,467
EBITDA	$23,451	$17,714	$92,324	$77,468

Notes:  Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.